Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Fidelity Hereford Street Trust of our reports dated June 11, 2025, relating to the financial statements and financial highlights of Fidelity Flex Government Money Market Fund, Fidelity Government Money Market Fund, Fidelity Money Market Fund, Fidelity Treasury Digital Fund, and Fidelity Treasury Only Money Market Fund, which appear in Fidelity Hereford Street Trust’s Certified Shareholder Report on Form N-CSR for the year ended April 30, 2025. We also consent to the references to us under the headings: “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
June 18, 2025